Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-213169) and on Form S-8 (No. 333-200456) of Triumph Bancorp, Inc. of our report dated February 12, 2016, with respect to the consolidated balance sheets of ColoEast Bankshares, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, which report is included in the Form 8-K/A of Triumph Bancorp, Inc. dated September 23, 2016.

/s/ Alexander Thompson Arnold PLLC

Dyersburg, Tennessee

September 23, 2016